Exhibit 99.1

Keystone Property Trust Announces Acquisition of International Corporate Park
in Miami, Florida

WEST CONSHOHOCKEN, PENNSYLVANIA, November 12, 2003 – Keystone Property Trust (NYSE: KTR) announced today that it acquired a 1.7 million square foot industrial portfolio in Miami, FL known as International Corporate Park (“ICP”) for $114.4 million excluding closing costs and including $67.6 million of assumed debt. The portfolio is comprised of 13 modern warehouse/distribution buildings that were built between 1996 and 2002 and is 97% leased.

Tenants within the portfolio include many of the leaders in the movement of freight such as Federal Express, Airborne Express, Exel, Bax Global, Expeditors, Eagle Global, and Air Express International. The average lease term for the portfolio is approximately 4.0 years, and the average tenant size is 70,000 square feet. The balance of this 300-acre master planned industrial park is comprised primarily of owner-occupied facilities including buildings for MCI, USPS and Carmax.

The buildings are tilt-up concrete construction and feature 180’ rear load truck courts, clear heights ranging from 24-27 feet and on average 1 dock door per 3,500 square feet of building area. The average building size is 133,000 square feet, and only 3 buildings are less than 100,000 square feet. The typical building depth is between 160’ and 200’, as all of the buildings have been designed for multi-tenant use. The Company believes ICP is the highest quality industrial park in Miami, as it was designed with lighter building coverage ratios, landscaped boulevards, wider truck turnaround courts and more dock doors per square foot than comparable properties. Keystone has certain development rights on additional ground within ICP, which could provide up to approximately 340,000 square feet of space.

Jeffrey E. Kelter, President and CEO of Keystone, commenting on the acquisition, stated,

“ICP is a tremendous addition to our portfolio, and the properties are among the highest quality buildings that we own. Consistent with our overriding investment philosophy and market niche, ICP represents the most modern bulk warehouse inventory in this market. These buildings are tailored to the most sophisticated users and are distinct from the smaller, older commodity product that comprises the majority of this market. We believe that ICP represents approximately 25% of the new, larger bulk warehouse/distribution universe within the Airport West submarket, and as such is a perfect complement to our focus on bigger footprint, high-cube distribution centers.”

Regarding the Company’s expansion into a new geographic market, Mr. Kelter added,

“This transaction establishes a foundation and major presence for the Company in one of the most dynamic industrial markets in the United States. Keystone’s acquisition of

ICP represents an entry into a new geographic market, but NOT a new market by any other definition or a departure from our core investment and operating philosophy. Miami is a market we have explored for years and the market characteristics and fundamentals are very similar to those we know well in our existing core markets – a major distribution hub driven by international and domestic trade with significant constraints to new supply. Further, we believe the on-going relationship we have established with The Easton Group will provide us with a leg-up in sourcing additional investment opportunities in this vibrant market.”

ICP is located in the Airport West submarket of the Miami-Dade County industrial corridor within 2 miles of the Miami International Airport and 5 miles from the Port of Miami and downtown. The Miami-Dade County industrial market contains approximately 190 million square feet of space, with a current vacancy rate of approximately 8.0%. The Airport West submarket contains approximately 61 million square feet, and the current vacancy rate is approximately 9.8%, with much of the overall inventory and vacancy being confined to older, smaller inefficient buildings.

Recognized as the “Gateway to Latin America,” Miami is a center for global trade and has become one of the most dynamic industrial markets in the nation driven largely by the presence of Miami International Airport (“MIA”). MIA is ranked #1 in the United States for International Freight and ranked #3 in the United States for Total Freight. Miami is served by more airlines than any other airport in the Western Hemisphere and is the fastest growing metropolitan area among the 10 largest in the United States.

We have posted additional information on Keystone’s acquisition of International Corporate Park in the form of a brief slide presentation on the Company’s website in the “Presentations” section under “Investor Relations.”

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 140 properties, including properties under development, aggregating almost 33 million square feet in the Eastern half of the United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT:	Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)

MEDIA CONTACT:	Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

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